EXHIBIT F

July 17, 2002

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re:	Xcel Energy Inc. et al. Application-Declaration, File No. 70-10019

Dear Sir or Madam:

     I deliver this opinion to you for filing as Exhibit F to Amendment No. 1 to the Application-Declaration referenced above (the “Application”). Briefly stated, Xcel Energy Inc. (“Xcel Energy”), Northern States Power Company (Minnesota) (“NSP-M”), Northern States Power Company (Wisconsin) (“NSP-W”), Public Service Company of Colorado (“PSCo”), Southwestern Public Service Company (“SPS” and, together with NSP-M, NSP-W and PSCo, the “Utility Subsidiaries”), XERS Inc. (“XERS”), Xcel Energy Markets Holdings Inc. (“XEMH”) and e prime inc. (“e prime” and, together with Xcel Energy, the Utility Subsidiaries, XERS and XEMH, the “Applicants”) are seeking authority for (i) NSP-W, SPS and XERS to engage in home services similar to those currently provided by NSP-M and PSCo and for the Utility Subsidiaries and XERS to expand those home services, (ii) e prime to engage in brokering and marketing of electricity, natural gas and other commodities in Canada, and (iii) XEMH and e prime to invest, from time to time, directly or through their current and future subsidiaries up to $750 million through December 31, 2005 to construct or acquire Energy Assets or to acquire companies substantially all of whose physical properties consist of Energy Assets, all as more fully described in the Application (the “Transactions”).

     I have acted as counsel to Applicants in connection with the filing of the Application. All capitalized terms used herein but not defined herein shall have the meaning ascribed to them in the Application.

     I am a member of the bar of Minnesota, the place of organization of Xcel Energy. I am not a member of the bar of any other state of the United States in which Applicants are incorporated or qualified to do business and do not hold myself out as an expert in the laws of such states, although I have consulted and will consult with counsel to the Applicants who are experts in such laws. For purposes of this opinion, to the extent I deemed necessary, I have relied on advice from counsel employed or retained directly or indirectly by the Applicants.

     In connection with this opinion, I or attorneys in whom I have confidence, have examined originals or copies, certified or otherwise identified to my satisfaction, of such records and such other documents, certificates and corporate or other records as I have deemed necessary or appropriate as a basis for the opinions expressed in this letter. In my examination, I have assumed the genuineness of all signatures, the legal capacity of all persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of documents submitted to me as certified or photostatic copies and the authenticity of the originals of such copies. As to various questions of fact material to such opinions, I have, when relevant facts were not independently established, relied upon statements contained in the Application.

     The opinions expressed below are limited to the Applicants and each of its subsidiaries and subject to the following assumptions, qualifications, limitations, conditions and exceptions:

(a) The Commission shall have duly entered an appropriate order or orders with respect to the proposed Transactions, as described in the Application, permitting the Application to become effective under the Act and the rules and regulations thereunder, and the proposed Transactions are consummated in accordance with the Application and the Commission’s orders.

(b) No act or event other than as described herein shall have occurred subsequent to the date hereof which would change the opinions expressed below.

(c) The Applicants and each of its subsidiaries and associate companies involved in the proposed Transactions will at the time of the proposed transactions be validly incorporated or a validly formed business entity in the jurisdiction in which it is domiciled.

(d) To the extent Transactions are made through the creation of new entities by Applicants or its subsidiaries, such entities will have been duly authorized and created under the laws of the jurisdiction governing their creation.

(e) No opinion is given with respect to the securities or “blue sky” laws of any jurisdiction.

     Based upon the foregoing and subject to the assumptions, qualifications, limitations, conditions and exceptions set forth herein, it is my opinion that, with respect to the Applicants and each of its subsidiaries, in the event the proposed Transactions are consummated in accordance with the Application:

     (a)  all state laws applicable to the proposed Transactions will have been complied with; and

     (b)  the consummation of the proposed Transactions will not violate the legal rights of the holders of any securities issued by the Applicants or any of its subsidiaries.

     I hereby consent to the filing of this opinion as an exhibit to the Application.

Very truly yours,

/s/ Gary R. Johnson Gary R. Johnson Vice President and General Counsel